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                                                                      EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT
The Board of Directors

Imperial Bancorp:

We consent to incorporation by reference in the registration statements (No. 2-75352), (No. 2-61660), (No. 2-98462) and (No. 2-75353) on Forms S-8 and S-16 of
Imperial Bancorp of our report dated January 22, 1997, relating to the consolidated balance sheet of Imperial Bancorp and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Imperial Bancorp.

                                      KPMG PEAT MARWICK LLP

Los Angeles, California
March 20, 1997